Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115242) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan, SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan, and 1995 Stock Incentive Plan of SiRF Technology Holdings, Inc., of our report dated February 27, 2006, with respect to the consolidated financial statements and schedule of SiRF Technology Holdings, Inc., SiRF Technology Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SiRF Technology Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Jose, California

February 27, 2006